SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                              DIA MET MINERALS LTD.
                                (Name of Issuer)


                           Class B Multi-Voting Shares
                         (Title of Class of Securities)


                                    25243K307
                                 (CUSIP Number)


                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25243K307                  13G                     Page 2 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RT Capital Management Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     __________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     __________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              __________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Investment Adviser which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  25243K307                   13G                    Page 3 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RT Investment Management Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     __________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     __________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              __________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:

          DIA MET MINERALS LTD.

Item 1(b) Address of Issuer's Principal Executive Offices:

          DIA MET MINERALS LTD.
          1695 Powick Road
          Kelowa, British Columbia
          Canada V1X 4L1

Item 2(a) Name of Person Filing:

          1.  RT Capital Management Inc. ("RTCM")
          2.  RT Investment Management Holdings Inc. ("RTIM")

Item 2(b) Address of Principal Business Office or, if None,
          Residence:

          1.  RT Capital Management Inc.
              Royal Trust Tower, P.O. Box 121
              77 King Street West, Suite 3800
              Toronto, Ontario  M5K 1H1

          2.  RT Investment Management Holdings Inc.
              Royal Trust Tower, P.O. Box 97
              77 King Street West, Suite 3900
              Toronto, Ontario  M5K 1G8

Item 2(c) Citizenship:
          Canada

Item 2(d) Title of Class of Securities:
          Class B Multi-Voting Shares

Item 2(e) CUSIP Number:  25243K307

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        1. RT Capital Management Inc. is a foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

        2. RT Investment Management Holdings Inc. is a foreign Parent Holding Company which received SEC no-action relief to file on
             Schedule 13G as a Qualified Institutional Investor.

Item 4. Ownership.

      (a)  Amount beneficially owned:

           1.  RTCM - N/A

           2.  RTIM - N/A

      (b) Percent of class:

           1.  RTCM - N/A

           2.  RTIM - N/A

      (c) Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote N/A

           (ii)  Shared power to vote or to direct the vote

                 1.  RTCM - N/A

                 2.  RTIM - N/A

           (iii) Sole power to dispose or to direct the disposition of N/A

           (iv)  Shared power to dispose or to direct the disposition of

                 1.  RTCM - N/A

                 2.  RTIM - N/A

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [x]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        N/A

Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent
        Holding Company.

     Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8. Identification and Classification of Members of the Group.

     N/A

Item 9. Notice of Dissolution of Group.

     N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 13, 2001
                             -----------------------------
                                        (Date)


                             /s/ K. Michael Edwards
                             -----------------------------
                                      (Signature)


                             K. Michael Edwards, Director
                             Capital Management Inc.
                             ----------------------------
                                     (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  February 13, 2001
                              -----------------------------------
                                        (Date)


                              /s/ Douglas A. Slegg
                              -----------------------------------
                                      (Signature)


                              Douglas A. Slegg
                              Vice President Canadian
                              Equities & Co-Chief Executive
                              Officer, RT Capital Management Inc.
                              -----------------------------------
                                      (Name/Title)